Exhibit 99.1

NEWS RELEASE

Contact:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders Announces Third Limited Waiver Letter
and Limited Unaudited Financial Information

BENSALEM, Pa., February 1, 2010 /PRNewswire-FirstCall/ -- Orleans Homebuilders, Inc. (the “Company”) (Amex: OHB) announced that on January 25, 2010 the Company executed a third limited waiver letter (the “Waiver Letter”) to its $375 million Second Amended and Restated Revolving Credit Loan Agreement dated September 30, 2008 (as amended, the “Credit Facility”).  This Waiver Letter effectively amends the definition of “Borrowing Base Availability” to reflect the borrowing base certificate filed on December 15, 2009 (as of November 30, 2009) throughout the Third Limited Waiver Extension period.   In addition, under the terms of the Waiver Letter, the Credit Facility size was reduced from $375 million to $350 million, the maximum cash covenant was reduced from $12 million to $10 million, and the lenders were granted a security interest in certain additional collateral.  Lenders holding approximately 68% of the commitments under the Credit Facility approved the Waiver Letter. In addition, on January 29, 2010, the waiver period provided for in the “Second Amendment Extension Letter” dated December 18, 2009 was extended to February 12, 2010, but such period remains subject to potential earlier termination as a result of certain events.

The Company continues to work actively with members of its bank lending group to obtain a maturity extension to its Credit Facility.  As previously announced, on December 8, 2009, the Company and certain of its lenders agreed to a non-binding term sheet (the “Term Sheet”) relating to a maturity extension and structural modifications (the “Amendment”) of the Credit Facility.

The Amendment generally contemplates significant structural and covenant changes to the Credit Facility, including a maturity extension to December 2011; the granting of additional collateral; certain material step-down requirements in the size of the Credit Facility which principal step-downs are generally coincidental with the required material land asset sales over the next six to 18 months, with the application of the net proceeds from the build-out and sale of work-in-process housing units over the next approximately nine months in certain of the communities that may be sold without the construction of new spec units in these specific locations, and future federal tax refunds.  The anticipated asset sales may include substantially all of the Company’s undeveloped land positions as well as certain other positions, which are to be sold, over up to the next 18 months, but primarily over the next 12 months.  The Amendment is also expected to prohibit future site improvement expenditures related to these designated land positions; limit significantly the acquisition of new lots and land; and enable completion of existing work-in-process housing inventory units in many of such communities without new spec unit starts in certain specific locations. It is anticipated that the Amendment will also prohibit the construction of new work-in-process housing units in all communities approximately six to eight months prior to the new December 2011 maturity date.  The Company currently expects that such asset sales will result in material financial losses, both relative to book value reflected on the March 31, 2009 Quarterly Report on Form 10-Q (the latest financial statements that the Company has filed with the SEC) and to existing bank borrowing base value, respectively, of such assets.  The Amendment provides for a potential significant principal reduction or debt forgiveness by the lenders if the Company can either retire or refinance the entire restructured Credit Facility, or if the Company can recapitalize or sell the Company primarily within the next six to 12 months following the ultimate closing date of the Amendment, although realization of any principal reduction or debt forgiveness is subject to significant conditions, including recapture by lenders, as to which the Company can offer no assurance of satisfaction.  The Company believes that the Amendment should provide the Company with adequate liquidity to continue its operations in the near term, but generally not beyond approximately six to 12 months beyond the closing date of the facility under this Term Sheet, if any.

The Company continues to pursue other strategic alternatives including a potential sale or recapitalization of the Company, and has presented potential transaction alternatives to its lending group. There can be no assurance that the Company will be able to consummate any transaction on terms acceptable to it, and any such transaction may provide little or no value for either the Company’s unsecured creditors or equity holders, or may result in substantial dilution to the Company’s equity holders.

The Amendment, or any other modification of or accommodation under the Credit Facility beyond February 12, 2010, will be subject to an affirmative vote by each of the approximately 17 lenders party to the Credit Facility and the Company can offer no assurances that each of the lenders will approve the Amendment or any other modification of or accommodation, or as to the specific terms of the documentation that may be approved.  If the Company does not enter into the Amendment or any other modification of or accommodation under the Credit Facility on or before approximately February 12, 2010, or thereabouts, the Credit Facility will mature on such date and the Company will not have sufficient funds to repay amounts outstanding or continue normal operations.

For additional discussion of the Company’s liquidity, please refer to the “Liquidity and Net Debt” section below, the Liquidity and Capital Resources section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission on May 15, 2009, as well as the Current Reports on Form 8-K and press releases filed with the Securities and Exchange Commission on August 14, 2009, October 6, 2009, November 5, 2009, December 9, 2009 and December 23, 2009.

The Company has not made the September 30, 2009 or December 30, 2009 interest payments of $639,000 each on its $30 million of 8.52% Trust Preferred Securities.  Similarly, the Company did not make the $235,000 payment due on January 30, 2010 under the Junior Subordinated Notes issued under the exchange agreement completed on August 3, 2009 (the “TPS Exchange Agreement”).

Financial Highlights

The Company also announced today limited unaudited financial information as follows:

•
Total residential revenue for the three months ending December 31, 2009 was approximately $78.5 million (217 homes) as compared to approximately $87.8 million (199 homes) for the three months ending December 31, 2008, a decrease of approximately 10.6% versus the prior year period.  For the six months ending December 31, 2009, residential revenue was approximately $132.7 million (356 homes) as compared to $176.4 million (399 homes) for the six months ending December 31, 2008.

•
Net new orders for the three months ending December 31, 2009 were approximately $59.1 million (162 homes) as compared to approximately $41.2 million (113 homes) for the three months ending December 31, 2008, an increase of approximately 43.4% over the prior year period.  For the six months ending December 31, 2009, net new orders were approximately $134.5 million (369 homes) as compared to $94.9 million (248 homes) for the six months ending December 31, 2008.

•
The backlog as of December 31, 2009 was approximately $148.8 million (353 homes) as compared to a backlog of $156.8 million (335 homes) at December 31, 2008, a decrease of 5.1% over the prior year period.

•
For the three months ending December 31, 2009, the Company’s cancellation rate was approximately 23%, which is a decrease from the 31% rate for the three months ending December 31, 2008.  For the six months ending December 31, 2009, Company’s cancellation rate was approximately 20%, which is a decrease from the 34% rate for six months ending December 31, 2008.

•
The Company’s estimates that it will record inventory impairments of approximately $75.0 million for its fourth fiscal quarter ended June 30, 2009, versus inventory impairments of $20.0 million as of the fiscal quarter ended June 30, 2008.  Further, as the attention of the Company’s senior management has been focused on matters relating to its Credit Facility, the Company has not yet been able to adequately review the inventory impairment charges to be recorded for either the fiscal quarter ending on either September 30, 2009 or on December 31, 2009.

Liquidity and Net Debt

The Company defines liquidity as the sum of cash and cash equivalents, restricted cash — due from title companies, marketable securities and net borrowing base availability.  The Company’s liquidity as of December 31, 2009, September 30, 2009 and June 30, 2009 was as follows:

In millions	December 31, 2009	September 30, 2009	June 30, 2009
Cash and cash equivalents	$10.5	$11.3	$8.1
Marketable securities	0.0	0.0	6.3
Restricted cash – due from title companies	1.2	3.8	4.4
Net borrowing base availability	5.7	1.6	(3.2)
Liquidity	$17.4	$16.7	$15.6

The liquidity as of December 31, 2009 is pro forma for the Waiver Letter which allows net borrowing base availability to be based on the November 30, 2009 borrowing base certificate filed on December 15, 2009.

The Company defines “net debt” as total mortgage and other note obligations plus subordinated notes less the aggregate of cash and cash equivalents, marketable securities, restricted cash — due from title companies, but excluding restricted cash — customer deposits.  Including the approximately $1.8 million non-cash impact of the below par optional redemption feature under the TPS Exchange Agreement, the Company’s net debt as of December 31, 2009, September 30, 2009 and June 30, 2009 was approximately as follows:

In millions	December 31, 2009	September 30, 2009	June 30, 2009
Mortgage and other note obligations	$312.0	$331.6	$333.0
Subordinated notes	102.1	107.6	105.0
Subtotal – Total Debt	$414.1	$439.2	$438.0
Less: cash and cash equivalents	10.5	11.3	8.1
Less: marketable securities	0.0	0.0	6.3
Less: restricted cash – due from title companies	1.2	3.8	4.4
Net Debt	$402.4	$424.1	$419.2

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including first-time, move-up, luxury, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated or expected financing arrangements, including the terms of and timing of entry into the Amendment; payments on its 8.52% Trust Preferred Securities and the Junior Subordinated Notes; potential strategic transactions, including refinancing, recapitalization and sale transactions involving the Company; anticipated and potential asset sales; anticipated liquidity; anticipated increase in net new orders, conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; the timing of future filings by the Company of its Annual and Quarterly Reports and the continued listing of the Company’s common stock on the NYSE Amex Exchange; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, backlog, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving Credit Facility; strategic transactions and alternatives; the anticipated impact of bank reappraisals; future impairment charges; future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  These risks and uncertainties include our ability to amend and extend the Credit Facility; our ability to remain in compliance with the terms of the Credit Facility, if the Amendment is entered into; local, regional and national economic conditions; the effects of governmental regulation; the competitive environment in which the Company operates; fluctuations in interest rates; changes in home prices; the availability of capital; our ability to engage in a financing or strategic transaction; the availability and cost of labor and materials; our dependence on certain key employees; and weather conditions.  In addition, there can be no assurance that the Company will be able to obtain any amendment to or extension of its existing revolving Credit Facility or other alternative financing or adjust successfully to current market conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q.